AEROSPACE TECHNOLOGIES GROUP INC.
ANNOUNCES INTRODUCTION OF TRANQUILITY SHADE SYSTEM:
ELECTRONICALLY DIMMABLE WINDOW (EDW) USING SPD-SMART TECHNOLOGY

Aerospace Technologies Group and InspecTech Aero Service unveil a standalone electronically dimmable window (EDW) that offers the optimum solution for control of light in aircraft cabins.

WOODBURY, NY, June 19, 2013 – Aerospace Technologies Group, Inc. (ATG) and Research Frontiers (Nasdaq: REFR) licensee InspecTech Aero Service (IAS) have announced the Tranquility Shade System, ATG’s standalone EDW featuring Research Frontiers’ SPD-Smart light-control technology. An SPD-Smart EDW is a dimmable window capable of instantly switching from clear to dark, and any intermediate degree of tint desired.

ATG expanded its product line to include Tranquility due to recent performance improvements in InspecTech’s EDW. The new generation provides exceptional cabin darkening without a secondary pleated shade, with full optical clarity when clear. ATG now offers customers a full range of EDW options: Tranquility, with a clean, sleek look and Panacea, which incorporates an elegant fabric look into a combination electromechanical and EDW shade.

In an ATG press release, ATG said:

“Aesthetically pleasing, Tranquility‘s clean design and customizable options offer the ability to create the perfect complement to the aircraft interior. Tranquility allows virtually instant transition to any level of tint from clear to very dark, thereby eliminating glare while still being able to enjoy the view of the world outside. Tranquility also features automated light-control; passengers set the desired level of light and the system maintains it by automatically adjusting to changing outside light conditions.”

For details, we invite you to read two ATG press releases:

Aerospace Technologies Group Inc. announces the introduction of the Tranquility Shade System

Aerospace Technologies Group Inc. and InspecTech Aero Service Inc. “up the ante” with performance improvements to their latest offerings

For further information about SPD-Smart technology, visit http://www.smartglass.com/, or contact:

Michael LaPointe
Vice President – Marketing
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

"SPD-Smart" is a trademark of Research Frontiers Inc. “Tranquility” and “Panacea” are trademarks of Aerospace Technologies Group, Inc.